Exhibit 10.1

Amendment No. 1
to
Employment Agreement

This Amendment No. 1 (“Amendment”), dated as of September 7, 2010 between Alexander Weber, Jr. and Six Flags Entertainment Corporation amends that certain Employment Agreement, dated as of May 11, 2010 (the “Agreement”) between Al Weber, Jr. and Six Flags Entertainment Corporation.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

1.                                      Effective as of August 12, 2010, Section (2)(a) of the Agreement is hereby amended in its entirety to read as follows:

“(a)                           Position and Duties.  Executive shall serve as the Chief Operating Officer.  During the Term, Executive shall have the duties and responsibilities for the position then held by Executive that are commensurate with those held by similarly situated executives at similarly situated companies of similar size, and such other duties and responsibilities assigned by the Board that are reasonably consistent with Executive’s position.  Executive shall report solely and directly to the Company’s Chief Executive Officer.”

2.                                      The word “Dallas” is substituted for the word “New York City” in Section 2(c) and Section 3(e).

3.                                      Effective as of August 12, 2010, Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

“(a)                           Base Salary.  Executive shall receive a base salary (the “Base Salary”) at an annual rate of $800,000.  Executive’s Base Salary shall be reviewed by the Company in 2012 and at least annually thereafter for increase.  Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees.  In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.”

4.                                      Section 3(c) of the Agreement is hereby amended in its entirety to read as follows:

“(c)                            Equity Awards.  On September 7, 2010, Executive shall be granted options in accordance with the agreement attached as Exhibit A.  In addition, notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 4), the Executive shall participate in the Company’s Project 350 Program in accordance with the terms attached as Exhibit B and shall have a Base Number (as such term is used under such Program) of 28,571.”

5.                                      The last sentence of Section 3(e) of the Agreement is hereby amended in its entirety to read as follows:

“Through July  2011, the Company shall pay Executive a housing allowance of $7,500 per month for housing in the Dallas metropolitan area.”

6.                                      Section 3(e) of the Agreement is hereby amended to add the following additional sentence at the end thereof:

“The Company shall reimburse Executive for reasonable legal fees and expenses up to $3,000 incurred in connection with the preparation of Amendment Number 1 to the Agreement.”

7.                                      Section 4(b)(A)(X) is hereby amended in its entirety to read as follows:

“(X) Executive’s Base Salary (excluding any reductions thereto that serve as the basis for a termination for Good Reason) and”

8.                                      Section 4(e)(viii) of the Agreement is hereby amended in its entirety to read as follows:

“(viii)                  “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (A) an adverse change in Executive’s title or an adverse change in Executive’s reporting obligations; (B) a material diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (C) any reduction in Base Salary or any reduction in Executive’s Target Bonus or Maximum Bonus (as expressed as a percentage of Base Salary); or (D) any material breach by the Company of Section 3 or Section 9 of this Agreement; provided that Executive may terminate for Good Reason only if (I) within 30 days of the date Executive has actual knowledge or reasonably should have had actual knowledge of the occurrence of an event of Good Reason, Executive provides written notice to  the Company specifying such event, (II) the Company does not cure such event within 60 days of such notice and (III) Executive terminates his employment within 15 business days of the end of such cure period.  For purpose of clause (I), the Board shall determine in good faith the date Executive reasonably should have had actual knowledge of the occurrence of an event of Good Reason.”

9.                                      Section 10 of the Agreement is hereby amended to replace the words “New York, New York” with “Dallas, Texas” and to replace the words “State of New York” with the words “State of Texas.”

10.                               Section 12 of the Agreement is hereby amended by substituting the following address for the Executive:

“Alexander Weber, Jr.
2900 McKinnon Street, Unit 1708
Dallas, Texas  7520110.”

11.                               Except as set forth in this Amendment, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the undersigned execute this Amendment as of the date set forth above.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ James Reid-Anderson
Name: James Reid-Anderson
Title: Chief Executive Officer and President

/s/ Alexander Weber, Jr.
Alexander Weber, Jr.

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EXHIBIT A
NONQUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE
SIX FLAGS ENTERTAINMENT CORPORATION LONG-TERM PLAN

*  *  *  *  *

Participant:  Alexander Weber, Jr.

Grant Date:  September 7, 2010

Per Share Exercise Price:  $40.01

Number of Shares subject to this Option:  64,286

*  *  *  *  *

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Six Flags Entertainment Corporation, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee;

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Non-Qualified Stock Option provided for herein to the Participant; and

WHEREAS, the Executive and the Company are party to an Employment Agreement dated as of May 11, 2010 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.                                      Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.                                      Grant of Option.  The Company hereby grants to the Participant, as of the Grant Date specified above, a Non-Qualified Stock Option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of Shares specified above (the “Option Shares”).  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.  The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.                                      Vesting and Exercise.

(a)                                 Vesting.  Subject to the applicable provisions of Section 4 of the Employment Agreement, the Option shall vest and become exercisable as follows, provided that the Participant has not incurred a termination of employment with the Company and its Subsidiaries (a “Termination”) prior to each such vesting date:

Vesting Date	Number of Option Shares
First anniversary of the Grant Date	25%
Second anniversary of the Grant Date	25%
Third anniversary of the Grant Date	25%
Fourth anniversary of the Grant Date	25%

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.  Upon expiration of the Option, the Option shall be cancelled and no longer exercisable.

(b)                                 Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time and for any reason.

(c)                                  Expiration.  Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

(d)                                 Employment Agreement.  For the sake of clarity, Section 4 of the Employment Agreement shall apply to determine any accelerated vesting of the Award.

4.                                      Termination.  Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:

(a)                                 Termination Without Cause.  In the event of the Participant’s Termination for any reason, other than by the Company for Cause, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(c) hereof; provided that if the Executive is entitled to any longer period of time to exercise the vested portion of the Option pursuant to the Employment Agreement, the terms of the Employment Agreement shall apply.

(b)                                 Termination for Cause.  In the event of the Participant’s Termination for Cause, the Participant’s entire Option (whether or not vested) shall terminate and expire upon such Termination.

(c)                                  Treatment of Unvested Options upon Termination.  Any portion of the Option that is not vested (determined after giving effect to any accelerated vesting of the Option) as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5.                                      Method of Exercise and Payment.  Subject to Section 8 hereof, to the extent that the Option has become vested and exercisable with respect to a number of Shares as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 5(c) and 5(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price specified above multiplied by the number of Shares underlying the portion of the Option exercised.

6.                                      Non-Transferability.  The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be transferred to a Permitted Transferee for no value, provided that such transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently transferred other than by will or by the laws of descent and distribution or to another Permitted Transferee (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7.                                      Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.                                      Withholding of Tax.  As a condition to exercising the Option, the Participant must remit to the Company an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option.  If the Participant fails to do so this Option shall not be deemed to have been exercised and the Company may refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement.

9.                                      Entire Agreement; Amendment.  This Agreement, together with the Plan and the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof

10.                               Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

11.                               No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

12.                               Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

13.                               Compliance with Laws.  The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.                               Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15.                               Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

16.                               Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.                               Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.                               Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.                               Acquired Rights.  The Participant acknowledges and agrees that:  (a) the Company may terminate or amend the Plan at any time; (b) the Award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Walter S. Hawrylak

Name:	Walter S. Hawrylak

Title:	SVP-Administration

PARTICIPANT

/s/ Alexander Weber, Jr.

Name: Alexander Weber, Jr.

EXHIBIT B

PROJECT 350 PROGRAM

Value	•

Eligibility.  The Executive will be granted a Project 350 Award after the Company achieves $350 million of adjusted EBITDA (the “Target EBITDA”) in any consecutive 12-month period ending on or before December 31, 2011.

	•	Grant. The number of shares included in an Executive’s Project 350 Award if the Target EBITDA is achieved will be equal to 28,571 shares of restricted stock (the “Base Number”).

	•	Grant Date. The grant date of any Project 350 Award will be after completion of the Company’s 2011 audit.

	•	Pro Rated Award. The Executive will be granted a Project 350 Award in the following amounts after achievement of the applicable adjusted EBITDA targets:

		Adjusted EBITDA	Percentage of Base Number
		Below $330 million	0%
		$330 million	50%
		$350 million	100%
		$350+ million or greater	100% plus additional amount determined by the Compensation Committee of the Board

The size of the Project 350 Award will be interpolated on a straight line basis for performance between two amounts (e.g., a Project 350 Award equal to 75% of the Base Number for Adjusted EBITDA of $340 million).

•

Target EBITDA Adjustment: The 2011 adjusted EBITDA targets assume the Company achieves $275 million of adjusted EBITDA for 2010.  If the Company’s 2010 adjusted EBITDA is more or less than $275 million, the 2011 adjusted EBITDA targets will be reduced or increased appropriately (e.g., if the 2010 adjusted EBITDA is $280 million, the applicable 2011 adjusted EBITDA targets will be decreased by $5 million and if the 2010 adjusted EBITDA is $270 million, the applicable 2011 adjusted EBITDA targets will be increased by $5 million).

•

Adjusted EBITDA.  The Audit Committee of the Board will determine the Company’s adjusted EBITDA after reviewing the Company’s audited financial statements for the applicable year.  As a general matter, adjusted EBITDA will exclude the impact of equity puts by partnership parks, acquisitions and dispositions and other one-time or extraordinary events.

Form	•	Form. 100% of the value of the Project 350 Award will be granted in the form of restricted stock units.

Vesting	•	Normal Vesting. The Project 350 Award will vest if the following two vesting conditions are met:

•

2012 EBITDA.  The Company’s adjusted EBITDA for 2012 must be at least 97.5% of the adjusted EBITDA achieved for 2011.  If this target is not achieved, 50% of the Project 350 Award will be immediately forfeited.

•

Time Vesting.  The outstanding Project 350 Award (i.e., determined after any forfeiture due to the failure to achieve the 2012 adjusted EBITDA target) will vest on completion of the Company’s 2012 audit if the Executive is then employed by the Company.

	•	Accelerated Vesting.

•

In the event of the Executive’s Qualifying Termination after the grant of the Project 350 Award, the Executive will vest in the pro rata portion (based on the portion of the time vesting period the executive is employed by the Company) of the Project 350 Award that would otherwise have vested upon completion of the Company’s 2012 audit (i.e., assuming the 2012 EBITDA target is achieved, the Executive will vest in a pro rata portion of the full Project 350 Award).

•

If, after the grant of a Project 350 Award, the Executive has a Qualifying Termination during the 12-month period following a Change in Control, the Project 350 Award will 100% vest if the 2012 target EBITDA is achieved.

• If the Executive’s employment is terminated due to death/disability after the grant of the Project 350 Award, the Project 350 Award will 100% vest if the 2012 target EBITDA is achieved.

Other	•	Miscellaneous. The Project 350 Award will contain other terms and conditions determined by the Compensation Committee.

	•	Qualifying Termination. “Qualifying Termination” means termination of employment by the Company without Cause or by the Executive for Good Reason.

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